Exhibit 10.29

November 8, 2016

Richard Meaney
C/O Analog Devices International
Raheen Business Park
Co. Limerick

Re:    Termination of your employment with Analog Devices International (“ADI” or the “Company”)

Dear Dick:

We refer to your recent conversations with ADI and its Affiliates. In this Agreement, "Affiliates" means any undertaking which for the time being is a subsidiary undertaking or joint venture of ADI, a holding undertaking of which ADI is a subsidiary undertaking, or a subsidiary undertaking or joint venture of such holding undertaking, or an undertaking in which any of the foregoing has a participating interest (the terms “undertaking”, “subsidiary undertaking” and “holding undertaking” each having the meaning given to it in section 275 of the Companies Act 2014, and the terms "joint venture” and “participating interest” each having the meaning given to it in Schedule 4 of that Act). For the avoidance of doubt, the term "Affiliate" shall include Analog Devices, Inc.

In anticipation of the termination of your employment from ADI, we mutually agree to the following:

1.
Last Date of Employment. You will remain an employee of ADI through December 27, 2016 (the “Termination Date”). On the Termination Date, your employment with ADI will terminate and you will no longer be eligible to receive pay or ADI-sponsored benefits, except as set forth below. This Agreement constitutes notice of termination of your employment. The period from the date of this letter until the Termination Date is inclusive of your notice period. The cessation of your employment by mutual agreement with effect from the Termination Date was announced by ADI on September, 19, 2016.

2.	Transition Period. The following provisions apply to you during the period that commenced on September 19, 2016 and which will end on the Termination Date (the “Transition Period”):

a.
Officer / Trustee Status. You will remain an executive officer of ADI, and you will retain the title of Senior Vice President until October 29, 2016. You are obliged to resign from any offices and/ or any trusteeships that you hold with or on behalf of ADI at a date to be specified by ADI.

b.
Work Responsibilities During Transition Period. Following the termination of your executive officer and senior vice president status on October 29, 2016, for the remainder of the Transition Period, you will act in the capacity of special advisor to Vincent Roche, President and CEO of Analog Devices, Inc. With effect from September 19, 2016, you commenced working with Rick Hess, Executive Vice President, to transition your employees and projects to him, and you will assist Rick during the Transition Period as needed.

c.
Compensation. During the Transition Period, ADI will pay you one hundred percent of your current base salary, and you will continue to be eligible to receive a bonus equal to 100% of your base pay for the third and fourth quarters of the 2016 fiscal year. Your bonus will be calculated in accordance with the same performance targets set forth in ADI’s 2016 Executive Incentive Performance Plan, and will be paid on or about the same payment date as the second half 2016 bonus payment is made to all United States-based employees of ADI. Your compensation will be subject to applicable taxes.

d.	Benefits. ADI will continue to provide you with medical and other benefits through to the Termination Date on the same terms as it provided them to you to date.

e.	Expenses. ADI will reimburse you for all outstanding, properly-incurred expenses in accordance with our existing policies. Please submit all outstanding expenses prior to the Termination Date.

f.	Office and Support. During the Transition Period, you will retain your office in Limerick.

g.
Company Car. Your right to a Company-owned car will end on your Termination Date. Please contact Brian Maloney, European Financial Controller, to schedule a time and date for the return of the car before the end of year shutdown. If you wish to purchase the car from the Company upon the Termination Date, please discuss this with Mr. Maloney in advance of the Termination Date.

h.	Holidays. You will take any untaken annual leave during the Transition Period.

3.
Severance and Release of Claims: In exchange for, and in consideration of, your full execution of this Agreement, including Section 4, the Company agrees to pay you a severance package in the terms outlined from a. to c. below:

a.	Lump sum ex gratia payment: The Company will pay you in severance an ex gratia lump sum payment, which is the sum of the following:

•	Two years’ base salary based on an annual base salary of US$465,000 (gross);

•	Two years’ bonus at par value i.e. at 100% of bonus,

which amounts to One Million, Eight Hundred and Sixty Thousand US Dollars (US$1,860,000 (gross)), less applicable taxes, (the “Severance Payment”). The Severance Payment will be made to you as part of the normal payroll process in the month in which you terminate.

b.
Continuation of Health Insurance Benefits. For a period of one year following the Termination Date, the Company will provide you with the same health insurance benefits as it provided to you prior to the Termination Date, subject to the terms and conditions of the health insurance plan. You will be responsible to pay the benefit in kind taxes (BIK) for the premium associated with such health insurance benefits at the 2017 rates. The BIK taxes will be taken out of your last regular paycheck to cover the BIK taxes for the full one-year period.

c.
Contribution towards tax advice: The Company will arrange to have KPMG assist you with preparing your 2016 U.S. tax return. As soon as administratively practicable after the completion of KPMG’s work, you will receive a once off lump sum payment of US$16,000 (gross) minus the amount paid by ADI to KPMG for this work, towards your obtaining independent tax advice in relation to the filing of your 2017 and 2018 tax returns.

The severance payments and benefits in this Agreement are subject to applicable taxes which may be deducted at source by the Company. The Company agrees to make the Severance Payment referred to in Section 3(a) in a tax-efficient manner consistent with law without any additional liability being incurred by the Company provided you cooperate fully with the Company and its tax advisers in providing such information and documentation and completing such declarations as may be required by the Company and its tax advisers. Any and all payments made by the Company pursuant to this Section 3 will be made to you in Ireland.

4.Release: This section of the Agreement is a release of legal claims. Please carefully review this Agreement (including this section) with your attorney, solicitor or other trusted advisor, and do not sign this document unless you understand what this section says. By signing this Agreement you confirm that you understand each provision of this Agreement and the full legal implications of entering into this Agreement.

a.
In exchange for the amounts and benefits described in Section 3, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees (as defined below), from any and all legally waivable claims that you have against the Company Releasees. This means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the Termination Date. Company Releasees is defined to include ADI and/or any of its Affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

b.
This release includes, but is not limited to, any waivable claims, grievances, complaints or demands you have or may have in any jurisdiction against the Company Releasees based on conduct that occurred any time in the past and which may occur up to and through the Termination Date that arises from any federal, state or local law, regulation or constitution dealing with either employment, termination of employment, employment benefits, employment discrimination or your officer status with ADI or its Affiliates. By way of example, this release includes claims against the Company Releasees under laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, gender, civil status, sex harassment, sexual orientation, nationality, ethnic origin, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims at common law; any claims in equity or in respect of employee benefits of any other kind; any claims pursuant to statute (including but not limited to claims pursuant to the Employment Equality Acts 1998 and 2015, the Unfair Dismissals Acts 1977 to 2015, the Redundancy Payments Acts 1967 to 2014, the Terms of Employment (Information) Acts 1994 – 2012, the Minimum Notice and Terms of Employment Acts 1973 – 2005, the Protection of Employment Acts 1977 – 2007, the Data Protection Acts 1988 – 2003, the Payment of Wages Act 1991, the Protection of Employees (Part-Time Work) Act 2001, the Protection of Employees (Fixed Term Work) Act 2003, the Industrial Relations Acts 1946 – 2015, the Protected Disclosures Act 2014, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Organisation of Working Time Act 1997 and/or the Safety, Health and Welfare at Work Acts 2005 and 2014), any claims in respect of alleged psychological or psychiatric personal injuries, occupational stress, bullying or harassment or otherwise howsoever arising whether such claims are, or could be, known to the parties or in the contemplation of the parties at the date of this Agreement. Furthermore, you agree not to make any claims, grievances, complaints or demands before any Court, adjudicating body, regulatory body or authority or before any other third party, in connection with your former employment and officer status with ADI or its Affiliates and/or the termination thereof.

5.
Post-termination restrictions: In consideration for your accepting the post-termination restrictions as set out below, as of the Termination Date ADI will accelerate the vesting of your outstanding stock options, restricted stock units and performance restricted stock units that were scheduled to vest on or before March 31, 2017. Please note that the equity awards subject to performance-based vesting criteria will vest as if all applicable performance parameters had been met at target levels.

a.	During the Restricted Period, you shall not, without the prior written consent of CEO of Analog Devices, Inc., directly or indirectly, on your own behalf or on behalf of any Person:

•
knowingly approach or solicit (or attempt to do so) the custom of any Person that was at any time during the twelve-month period immediately preceding the Termination Date a customer of ADI or any of its Affiliates and with whom you and/or one of your team had dealings during the twelve-month period immediately preceding the Termination Date;

•
knowingly deal with (or attempt to do so) any Person that was at any time during the twelve-month period immediately preceding the Termination Date a customer of ADI or any of its Affiliates and with whom you and/or one of your team had dealings during the twelve-month period immediately preceding the Termination Date;

•	solicit the services of, employ or engage (or attempt to do so), any Person who is or was:

1.	an officer or director of ADI or Affiliate; and/or

2.	employed or engaged by ADI or any of its Affiliates at the level of manager or above; and/or

3.	a person who reported to you.
in each case at any time during the twelve-month period immediately preceding the Termination Date;

•
knowingly approach or solicit (or attempt to do so) the custom of any Person that was at any time during the twelve-month period immediately preceding the Termination Date a supplier to ADI or any of its Affiliates and with whom you and/or one of your team had dealings during the twelve-month period immediately preceding the Termination Date;

•
knowingly deal with (or attempt to do so) any Person that was at any time during the twelve-month period immediately preceding the Termination Date a supplier to ADI or any of its Affiliates and with whom you and/or one of your team had dealings during the twelve-month period immediately preceding the Termination Date; or

•
within the Territory be employed by, engaged by, concerned or interested in or with any Person which carries on the Restricted Business whether on your own account or in partnership or as an agent, contractor, servant, director or manager of any such Person, provided however, that this restriction shall not prevent you from acquiring and holding not more than 3% of the shares or other securities issued by a company which are publicly traded on any recognised stock exchange.

b.
You hereby acknowledge and agree that the covenants and provisions of this Section 5 are separate and severable and that the restrictions therein contained are fair and reasonable in all the circumstances. In the event, however, that any of the restrictions contained in this Section 5 are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of ADI and /or its Affiliates but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted, modified or reduced in scope in any manner, then the restrictions in question shall apply with such deletions, modifications or reductions in scope as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof

c.	In this Section 5 the following terms shall have the meanings set out hereunder:

“Person” shall, unless the context otherwise requires, include individual persons, partnerships, joint ventures, companies and other bodies corporate or unincorporated.

“Restricted Business” means any business involved in the development, sale or marketing of any analog semiconductor products or technology.

“Restricted Period” means a period of 12 (twelve) months commencing on the Termination Date.

“Territory” means the world.

6.
Accord and Satisfaction: The amounts set forth above in Sections 2 and 3 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

7.
Company Files, Documents and Other Property: You agree that on or before the Termination Date you will return all Company owned equipment, materials, confidential information and any other property. You signed an agreement as a condition of your initial hire by the Company containing confidentiality and assignment of invention obligations that is labeled either as the “Employment Agreement” or “Employee Confidentiality and Developments Agreement.” You agree to abide by the agreement that you signed and further agree that you will not use or disclose the Company’s confidential or proprietary information. Notwithstanding the foregoing, nothing in this Agreement or your “Employment Agreement” or “Employee Confidentiality and Developments Agreement” prohibits you from reporting possible violations of state or federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You are not required to notify ADI that you have made any such reports or disclosures. You further agree that if the Company determines that you have misappropriated confidential or proprietary information, it is a material breach of this Agreement and the Company has the right to cease paying you any and all severance or severance-related benefits, but that, nonetheless, you will remain bound by the release provisions set out in Section 4 of this Agreement.

8.	Re-execution: It is a condition of this Agreement that you re-execute this Agreement on the Termination Date.

9.	Pension: ADI will request that the administrators of the ADI pension scheme of which you are a member to provide you a Pension Option Statement.

10.	Representations and Governing Law:

a.
This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter addressed in this document, except the “Employment Agreement” or “Employee Confidentiality and Developments Agreement,” and any stock award agreements between you and the Company, each of which will remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both an “Authorized Representative” of the Company and you. An

Authorized Representative of the Company is defined for purposes of this Section as the Chief Executive Officer, Chief Legal Officer or Senior Vice President of Human Resources of Analog Devices, Inc.

b.
If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

c.
This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of Ireland and each party agrees to submit to the non-exclusive jurisdiction of the Courts of Ireland in connection with any disputes arising in connection with this Agreement.

d.	You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

Finally, you acknowledge that you have been given the opportunity to seek independent legal advice prior to signing this Agreement and by signing this Agreement, you confirm that you understand its provisions.
If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

/s/ Vincent Roche
Vincent Roche
President and Chief Executive Officer
Analog Devices, Inc.

Accepted and agreed:

/s/ Richard Meaney

Richard Meaney

November 8, 2016
Date

Witnessed by:

/s/ Brian Maloney
NAME: Brian Maloney

November 8, 2016
Date